AMENDMENT NO. 5 TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED AGREEMENT, dated as of October 29, 2009 (the “Amendment”), amends the Second Amended and Restated Agreement, made and entered into as of July 1, 2003, and amended as of December 27, 2004, further amended as of February 20, 2007,  further amended as of September 5, 2007 and further amended as of June 22, 2009 (the “Agreement”), by and between REPUBLIC AIRWAYS HOLDINGS INC. (the “Company”), a Delaware corporation, and WAYNE C. HELLER (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into the Agreement; and

WHEREAS, the Company and the Executive desire to amend the Agreement as and to the extent provided for herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Severance Compensation.  Section 4 of the Agreement is hereby amended and restated in its entirety as follows:

4.            Severance Compensation.

(a)           Termination Upon Death, or by the Company for Disability or Without Cause.  In the event of Executive’s death or in the event the Company terminates this Agreement as a result of Executive’s inability, with reasonable accommodation, to perform the essential functions of his position, by reason of physical or mental incapacity, for a total period of 90 days in any 360-day period (“Executive’s Disability”) or other than for Cause, the Company shall pay to the Executive or his estate as the case may be as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following termination of the Agreement.  The Executive agrees that the Company may satisfy its obligations to provide severance compensation pursuant to this Section 4(a) by purchasing and maintaining one or more insurance policies payable to either the Executive or his designees or to the Company (with further payment to the Executive or such designees) upon the Executive’s death or as a result of the Executive’s Disability. The Executive agrees to cooperate with the Company in obtaining such insurance, including by participating in such physical examinations and providing such personal information as may be requested by the Company’s insurers. If the Executive terminates this Agreement or his employment with the Company other than for Cause, the Company shall pay to the Executive his Base Salary for the remainder of the Term.

(b)           Occurrence of a Change in Control.  In the event of a Change of Control (provided that after such Change of Control, the Executive’s compensation is decreased, his duties are diminished or he is asked to relocate more than 25 miles from his then current place of employment), the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following a qualifying event. “Change of Control” shall mean that after the date hereof, (i) any person or group of affiliated or associated persons acquires a majority or more of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

(c)           Termination by Executive for Cause.    If Executive terminates this Agreement for Cause, the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following termination.

(d)           Failure to Renew.  If either the Executive or the Company elects not to renew this Agreement at the end of the stated Term, the Company shall pay to the Executive one times the Executive’s Base Salary as in effect at the end of the Term.  Such payment shall be made in a lump sum within ten (10) days following the end of the stated Term of this Agreement.

(e)           Continuation of Medical Benefits.  Upon termination of this Agreement for any reason by Executive or the Company, Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for the greater of (i) the balance of the stated Term of this Agreement or (ii) 12 months.    Upon the failure to renew this Agreement by the Company or by Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for 12 months.  If and when group health coverage under another group health  plan first becomes  available thereafter to Executive, Executive’s spouse, or Executive’s dependents (as applicable), the Company’s obligations under this paragraph will cease with respect to each person to whom such coverage becomes  available,  and such person shall have such “COBRA” benefit continuation rights as may then be available under relevant law, treating Executive’s employment termination date as the date of such person’s “qualifying event.”

(f)           Gross-Up.  In the event that Executive shall become entitled to any amounts, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (the “Regular Amounts”) that are determined to  be subject to the tax (the “Excise Tax”) imposed by IRC Section 4999  as amended (and any similar tax that may hereafter be imposed), the Company shall pay to Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive after payment of all applicable federal and state taxes on the sum of the Regular Amount plus the Gross-up Payment, is equal to the net amount that would have been retained by Executive after payment of all applicable federal and state taxes on the Regular Amount if it had not been subject to the Excise Tax.

2.           Termination for Cause by the Executive.  Section 8(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)  Termination for Cause by the Executive. The Executive, by 20 business days prior written notice to the Company, may terminate this Agreement and his employment hereunder for Cause, provided that the Company shall have the right to cure such Cause within such 20 business day period. As used herein, a termination by the Executive “for Cause” shall mean that (i) the Company has materially diminished the duties and responsibilities of the Executive with respect to the Company or (ii) the Company has required the Executive to relocate his residence from Indianapolis to another location without the consent of the Executive.

3.           Defined Terms.  All capitalized terms used herein shall have the respective meanings ascribed to such terms in the Agreement unless otherwise defined herein.

4.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.           Miscellaneous.  Except as amended herein, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS, INC.

By:	/s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: President and Chief Executive Officer

/s/ WAYNE C. HELLER
WAYNE C. HELLER